Exhibit 99.1
Advance Auto Parts Reports Third Quarter 2022 Results
Q3 Net Sales Increased 0.8% to $2.6 Billion; Year to Date Increased 1.0%
Returned $167 Million to Shareholders in Q3; Year to Date Returned $860 Million

Reiterates Net Sales, Comparable Store Sales and Adjusted Operating Income Margin Guidance

RALEIGH, N.C., November 15, 2022 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the third quarter ended October 8, 2022.

"I want to thank the entire family of Advance team members as well as our growing network of independent partners for their continued dedication,” said Tom Greco, president and chief executive officer. “We continue to execute our strategy to drive full year net sales growth and adjusted operating income margin expansion while returning excess cash to shareholders. In the third quarter, net sales grew 0.8% which benefited from improvements in strategic pricing and new stores, while comparable store sales declined by 0.7% in-line with previous guidance. Our deliberate move to increase owned brand penetration, which carries a lower price point, reduced net sales by approximately 80 basis points and comp sales by approximately 90 basis points. We also continued to invest in our business while returning approximately $860 million in cash to our shareholders through the first three quarters of 2022.

“We’re reiterating our full year guidance that implies 20 to 40 basis points of adjusted operating income margin expansion, despite margins contracting in the third quarter. 2022 will be the second consecutive year that we have grown adjusted operating income margins in a highly inflationary environment. Our industry has proven to be resilient, and the fundamental drivers of demand remain positive. While we continue to execute against our long-term strategic plan, we’re not satisfied with our relative topline performance versus the industry this year and are taking measured, deliberate actions to accelerate growth.”

Third Quarter 2022 Results (1)
•Net sales increased 0.8% to $2.6 billion
•Comparable store sales (2) decreased 0.7%
•Gross profit decreased 0.2% to $1.2 billion; Adjusted gross profit (3) increased 2.9% to $1.2 billion
•Gross profit margin decreased 44 basis points to 44.7% of Net sales; Adjusted gross profit margin (3) increased 98 basis points to 47.2% of Net sales
•SG&A increased 5.2% to $1.0 billion; Adjusted SG&A (3) increased 5.4% to $989.3 million
•SG&A was 38.0% of Net sales compared with 36.4% of Net sales; Adjusted SG&A (3) was 37.5% of Net sales compared with 35.8% of Net sales
•Operating income decreased 22.7% to $177.2 million; Adjusted operating income (3) decreased 5.8% to $258.0 million
•Operating income margin was 6.7% of Net sales compared with 8.7% of Net sales; Adjusted operating income margin (3) was 9.8% of Net sales compared with 10.4% of Net sales
•Diluted EPS decreased 31.3% to $1.84; Adjusted diluted EPS (3) decreased 11.5% to $2.84
•Net cash provided by operating activities through the third quarter was $483.1 million; Free cash flow (3) through the third quarter was an inflow of $149.5 million
•Opened 37 new store and branch locations

Third quarter of 2022 Net sales totaled $2.6 billion, a 0.8% increase compared with the third quarter of the prior year, primarily driven by strategic pricing and new store openings. Comparable store sales for the third quarter of 2022 decreased 0.7%, which was impacted by increased owned brand penetration, which has a lower price point than national brands.
The company's GAAP Gross profit decreased 0.2% to $1.2 billion. Adjusted gross profit increased 2.9% to $1.2 billion. The company's GAAP Gross profit margin of 44.7% of Net sales decreased 44 basis points compared with the third quarter of the prior year. Adjusted gross profit margin increased 98 basis points to 47.2% of Net sales, compared with 46.2% in the third quarter of 2021. This was primarily driven by improvements in strategic pricing and product mix as well as owned brand expansion. These headwinds were partially offset by continued inflationary product costs and unfavorable channel mix.
The company's GAAP SG&A was 38.0% of Net sales compared with 36.4% in the third quarter of 2021. Adjusted SG&A increased to $989.3 million from $938.2 million in the third quarter of the prior year. On an adjusted basis, SG&A was 37.5% of Net sales, which deleveraged 166 basis points compared with the third quarter of 2021. This was primarily driven by inflation in store labor, medical and fuel costs.

On a GAAP basis, the company's Operating income was $177.2 million, or 6.7% of Net sales, compared with 8.7% in the third quarter of 2021. The company's Adjusted operating income was $258.0 million, a decrease of 5.8% versus the third quarter of the prior year. Adjusted operating income margin decreased 68 basis points to 9.8% of Net sales compared with 10.4% of Net sales in the third quarter of the prior year.
(1) All comparisons are based on the same time period in the prior year.
(2) Comparable store sales include locations open for 13 complete accounting periods and excludes sales to independently owned Carquest locations.
(3) For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

The company's effective tax rate was 24.7%, compared with 23.7% in the third quarter of 2021. On a GAAP basis, the company's Diluted EPS was $1.84, a decrease of 31.3% from $2.68 in the third quarter of 2021. The company's Adjusted Diluted EPS was $2.84, a decrease of 11.5% from $3.21 in the third quarter of the prior year. On both a GAAP and adjusted basis, the company’s diluted EPS was negatively affected by approximately $0.20 as a result of foreign currency impact in the quarter.

Net cash provided by operating activities was $483.1 million through the third quarter of 2022 versus $924.9 million in the same period of the prior year. The decrease was primarily driven by lower Net income and working capital. Free cash flow through the third quarter of 2022 was $149.5 million compared with $734.0 million in the same period of the prior year.

Capital Allocation
During the third quarter of 2022, the company repurchased 0.4 million shares of its common stock at an aggregate cost of $75.0 million, or an average price of $168.93 per share, in connection with its share repurchase program. At the end of the third quarter of 2022, the company had $1.0 billion remaining under the share repurchase program.

On November 7, 2022, the company declared a regular cash dividend of $1.50 per share to be paid on January 3, 2023 to all common stockholders of record as of December 16, 2022.

Full Year 2022 Guidance
Jeff Shepherd, executive vice president and chief financial officer, commented, “As we begin the final quarter of 2022, we’re reiterating our full year guidance for net sales growth, comparable store sales and adjusted operating income margin expansion. In addition, we’re updating our adjusted diluted EPS guidance range to reflect the impact of foreign currency. Finally, getting more parts closer to our customers is a top priority. Therefore, we’re making strategic inventory investments to improve our availability, which is an important step to accelerate growth in 2023. Inventory is the primary driver of our reduced free cash flow guidance.”

	Prior Outlook		Updated Outlook
	As of August 24, 2022		As of November 15, 2022
	Full Year 2022		Full Year 2022
($ in millions, except per share data)	Low	High	Low	High
Net sales	$11,000	$11,200	$11,000	$11,200
Comparable store sales	(1.0)%	0.0%	(1.0)%	0.0%
Adjusted operating income margin (1)	9.8%	10.0%	9.8%	10.0%
Income tax rate	24.0%	26.0%	24.0%	26.0%
Adjusted diluted EPS (1, 2)	$12.75	$13.25	$12.60	$12.80
Capital expenditures	$300	$350	Minimum $350
Free cash flow (1)	Minimum $700		Minimum $300
Share repurchases	$500	$600	Maximum $600
New store and branch openings	125	150	125	150
(1)    For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2022 non-GAAP financial measures, specific quantification of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.
(2)    Assumes weighted-average shares outstanding as of November 14, 2022, including 0.4 million shares repurchased subsequent to October 8, 2022 and excludes any future share repurchases made by the company. This also includes the estimated impact of foreign exchange transactions.

Investor Conference Call
The company will detail its results for the third quarter ended October 8, 2022 via a webcast scheduled to begin at 8 a.m. Eastern Time on Wednesday, November 16, 2022. The webcast will be accessible via the Investor Relations page of the company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the company's Investor Relations website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of October 8, 2022 Advance operated 4,747 stores and 313 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,335 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

Forward-Looking Statements
Certain statements herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "likely," "may," "plan," "position," "possible," "potential," "probable," "project," "should," "strategy," "will" or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the company's strategic initiatives, operational plans and objectives, expectations for economic conditions and recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, including with respect to labor shortages or disruptions and the impact on our ability to complete store openings, deterioration of general macroeconomic conditions, the highly competitive nature of the company's industry, demand for the company's products and services, complexities in its inventory and supply chain, challenges with transforming and growing its business and factors related to the current global COVID-19 pandemic. Please refer to "Item 1A. Risk Factors." of the company's most recent Annual Report on Form 10-K, as updated by other filings made by the company with the Securities and Exchange Commission, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands) (unaudited)

	October 8, 2022 (1)	January 1, 2022 (2)
Assets
Current assets:
Cash and cash equivalents	$191,204	$601,428
Receivables, net	845,667	782,785
Inventories	4,926,579	4,659,018
Other current assets	199,069	232,245
Total current assets	6,162,519	6,275,476
Property and equipment, net	1,663,939	1,528,311
Operating lease right-of-use assets	2,625,638	2,671,810
Goodwill	989,946	993,744
Other intangible assets, net	625,673	651,217
Other assets	64,364	73,651
Total assets	$12,132,079	$12,194,209
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,097,412	$3,922,007
Accrued expenses	681,216	777,051
Current portion of long-term debt	185,000	—
Other current liabilities	479,273	481,249
Total current liabilities	5,442,901	5,180,307
Long-term debt	1,187,916	1,034,320
Noncurrent operating lease liabilities	2,251,560	2,337,651
Deferred income taxes	433,717	410,606
Other long-term liabilities	99,910	103,034
Total stockholders' equity	2,716,075	3,128,291
Total liabilities and stockholders’ equity	$12,132,079	$12,194,209

(1)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the company's previously prepared consolidated balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(2)The balance sheet at January 1, 2022 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data) (unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 8, 2022 (1)	October 9, 2021 (1)	October 8, 2022 (1)	October 9, 2021 (1)
Net sales	$2,641,341	$2,621,229	$8,680,977	$8,601,014
Cost of sales, including purchasing and warehousing costs	1,461,490	1,438,775	4,808,888	4,744,383
Gross profit	1,179,851	1,182,454	3,872,089	3,856,631
Selling, general and administrative expenses	1,002,653	953,256	3,289,940	3,130,376
Operating income	177,198	229,198	582,149	726,255
Other, net:
Interest expense	(12,039)	(8,587)	(35,114)	(28,085)
Loss on early redemptions of senior unsecured notes	—	—	(7,408)	—
Other (expense) income, net	(17,741)	1,810	(18,314)	7,790
Total other, net	(29,780)	(6,777)	(60,836)	(20,295)
Income before provision for income taxes	147,418	222,421	521,313	705,960
Provision for income taxes	36,436	52,608	126,137	171,521
Net income	$110,982	$169,813	$395,176	$534,439

Basic earnings per common share	$1.85	$2.70	$6.52	$8.28
Weighted-average common shares outstanding	60,053	62,854	60,656	64,555

Diluted earnings per common share	$1.84	$2.68	$6.47	$8.22
Weighted-average common shares outstanding	60,384	63,348	61,045	65,008

(1)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the company's previously prepared consolidated statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Forty Weeks Ended
	October 8, 2022 (1)	October 9, 2021 (1)
Cash flows from operating activities:
Net income	$395,176	$534,439
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	215,224	194,737
Share-based compensation	40,291	49,631
Loss on early redemptions of senior unsecured notes	7,408	—
Provision for deferred income taxes	24,144	32,425
Other, net	4,922	8,958
Net change in:
Receivables, net	(66,902)	(180,605)
Inventories	(284,271)	90,993
Accounts payable	187,331	108,393
Accrued expenses	(34,046)	137,395
Other assets and liabilities, net	(6,183)	(51,430)
Net cash provided by operating activities	483,094	924,936
Cash flows from investing activities:
Purchases of property and equipment	(333,639)	(190,983)
Proceeds from sales of property and equipment	1,821	2,102
Net cash used in investing activities	(331,818)	(188,881)
Cash flows from financing activities:
Borrowings under credit facilities	1,123,000	—
Payments on credit facilities	(938,000)	—
Borrowings on senior unsecured notes	348,618	—
Payments on senior unsecured notes	(201,081)	—
Dividends paid	(336,230)	(160,925)
Repurchases of common stock	(542,608)	(809,504)
Other, net	463	1,691
Net cash used in financing activities	(545,838)	(968,738)
Effect of exchange rate changes on cash	(15,662)	2,336
Net decrease in cash and cash equivalents	(410,224)	(230,347)
Cash and cash equivalents, beginning of period	601,428	834,992
Cash and cash equivalents, end of period	$191,204	$604,645

(1)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the company's operating performance, financial position or cash flows. The company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) LIFO impacts; (2) transformation expenses under the company's strategic business plan; (3) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (4) other non-recurring adjustments is useful and indicative of the company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to store closure and consolidation activity in excess of historical levels. These measures assist in comparing the company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

LIFO impacts — To assist in comparing the company's current operating results with the operational performance of other companies in the industry, the impact of LIFO on the company's results of operations is a reconciling item to arrive at non-GAAP financial measures.

Transformation expenses — Costs incurred in connection with the company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the company does not view to be normal cash operating expenses. These expenses include, but are not limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and team member severance in connection with our voluntary retirement program and continued optimization of our organization.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the company with the development of various information technology and supply chain projects in connection with the company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the company's operating structure across the enterprise.

GPI amortization of acquired intangible assets — As part of the company's acquisition of GPI, the company obtained various intangible assets, including customer relationships, non-compete contracts and favorable lease agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands, except per share data)	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Net income (GAAP)	$110,982	$169,813	$395,176	$534,439
Cost of sales adjustments:
Transformation expenses	—	143	2,572	2,611
LIFO impacts	67,491	29,410	240,758	71,599
SG&A adjustments:
GPI amortization of acquired intangible assets	6,308	6,341	21,065	21,246
Transformation expenses:
Restructuring costs	964	2,360	3,270	27,063
Third-party professional services	4,877	4,823	20,429	18,394
Other significant costs	1,155	1,492	4,231	7,406
Other income adjustment (1)	—	36	7,408	—
Provision for income taxes on adjustments (2)	(20,198)	(11,151)	(74,933)	(37,080)
Adjusted net income (Non-GAAP)	$171,579	$203,267	$619,976	$645,678

Diluted earnings per share (GAAP)	$1.84	$2.68	$6.47	$8.22
Adjustments, net of tax	1.00	0.53	3.68	1.71
Adjusted EPS (Non-GAAP)	$2.84	$3.21	$10.15	$9.93

(1)During the forty weeks ended October 8, 2022, we incurred charges relating to a make-whole provision and debt issuance costs of $7.0 million and $0.4 million, in connection with the early redemption of our 4.50% senior unsecured notes due December 1, 2023 ("2023 Notes").
(2)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Gross profit (GAAP)	$1,179,851	$1,182,454	$3,872,089	$3,856,631
Gross profit adjustments	67,491	29,553	243,330	74,210
Adjusted gross profit (Non-GAAP)	$1,247,342	$1,212,007	$4,115,419	$3,930,841

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
SG&A (GAAP)	$1,002,653	$953,256	$3,289,940	$3,130,376
SG&A adjustments	(13,304)	(15,016)	(48,995)	(74,109)
Adjusted SG&A (Non-GAAP)	$989,349	$938,240	$3,240,945	$3,056,267

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Operating income (GAAP)	$177,198	$229,198	$582,149	$726,255
Cost of sales and SG&A adjustments	80,795	44,569	292,325	148,319
Adjusted operating income (Non-GAAP)	$257,993	$273,767	$874,474	$874,574

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Forty Weeks Ended
(in thousands)	October 8, 2022	October 9, 2021
Cash flows provided by operating activities	$483,094	$924,936
Purchases of property and equipment	(333,639)	(190,983)
Free cash flow	$149,455	$733,953

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	October 8, 2022	January 1, 2022
Total GAAP debt	$1,372,916	$1,034,320
Add: Operating lease liabilities	2,713,940	2,802,772
Adjusted debt	$4,086,856	$3,837,092

GAAP Net income	$476,845	$616,108
Depreciation and amortization	280,419	259,933
Interest expense	44,820	37,791
Other income (expense), net	21,106	(4,999)
Provision for income taxes	144,433	189,817
Restructuring costs	3,514	27,307
Third-party professional services	26,134	24,099
Other significant costs	22,452	11,404
Transformation expenses	52,100	62,810
Other adjustments (1)	7,408	—
Total net adjustments	550,286	545,352
Adjusted EBITDA	1,027,131	1,161,460
Rent expense	595,461	565,945
Share-based compensation	53,727	63,067
Adjusted EBITDAR	$1,676,319	$1,790,472

Adjusted Debt to Adjusted EBITDAR	2.4	2.1

(1)The adjustments to the four quarters ended October 8, 2022 represent charges incurred resulting from the early redemption of the company's 2023 Notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the forty weeks ended October 8, 2022, 115 stores and branches were opened and 27 were closed or consolidated, resulting in a total of 5,060 stores and branches as of October 8, 2022, compared with a total of 4,972 stores and branches as of January 1, 2022.

The below table summarizes the changes in the number of company-operated store and branch locations during the twelve and forty weeks ended October 8, 2022:

	Twelve Weeks Ended
	AAP	AI	CARQUEST	WORLDPAC (1)	Total
July 16, 2022	4,382	—	342	312	5,036
New	36	—	—	1	37
Closed	(3)	—	(10)	—	(13)
Consolidated	—	—	—	—	—
Converted	2	—	(2)	—	—
Relocated	—	—	—	—	—
October 8, 2022	4,417	—	330	313	5,060

	Forty Weeks Ended
	AAP	AI	CARQUEST	WORLDPAC (1)	Total
January 1, 2022	4,308	51	347	266	4,972
New	112	—	1	2	115
Closed	(6)	(2)	(15)	(3)	(26)
Consolidated	—	(1)	—	—	(1)
Converted	2	(48)	(2)	48	—
Relocated	1	—	(1)	—	—
October 8, 2022	4,417	—	330	313	5,060

(1) Certain converted Autopart International ("AI") locations will remain branded as AI going forward.